Exhibit 99.1

Bidz.com Reports Financial Results for the Third Quarter 2011

CULVER CITY, Calif., November 7, 2011 — Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced results for the third quarter ended September 30, 2011.

Net revenues for the third quarter of 2011 were $20.3 million, a decrease of 7.1% from the $21.8 million reported in the third quarter of 2010. During the third quarter Bidz.com represented $17.6 million of the total net revenue, and Modnique represented $2.7 million, compared with $20.8 million, and $1.0 million, respectively in the same periods last year. The significant 162% year-over-year increase in net revenues for Modnique.com, the Company’s boutique website offering access to brand name sale events of hand-picked designer merchandise at 50-85% off, signifies the overall growth in demand for its online apparel, home, beauty, accessory and footwear products. Bidz.com revenues declined as a result of lower demand for discretionary items, specifically jewelry.

The percentages of the Company’s domestic and international sales for the third quarter 2011 were 52.3% and 47.7%, respectively. Canada was the Company’s top international market representing 16.7% of total revenue for the third quarter 2011.

Gross profit for the third quarter was approximately $4.8 million, compared with $5.6 million in the third quarter of 2010. Gross margin in the third quarter of 2011 decreased to 23.5%, slightly up on a sequential basis from 22.6%, but down compared to 25.7% in the third quarter of 2010.

“Given the current economic conditions and decreased discretionary spending, we believe that we will continue to face challenges for the remainder of the year and into 2012,” stated, Leon Kuperman, President & Chief Technology Officer. “Nevertheless, during the quarter, we saw a slight sequential improvement in our gross margins as we were able to move some of our product at higher average price points than in prior quarters. The Modnique.com business continues to experience strong momentum and growth, and we see significant opportunity to further develop the business. We also continue to work hard to rebuild our momentum in the marketplace, improve our gross margins, and carefully manage our general, administrative, and marketing expenses. Our entire organization is highly focused on achieving our financial objectives to position the business for growth and future profitability.”

	Three Months Ended September 30,
Sales Metrics (1)	2011	2010	% Change
Average selling price per order (gross)	$155	$194	-20.1%
Number of new buyers	40,224	34,584	16.3%
Average orders per day	1,614	1,432	12.7%
Average items sold per day	5,631	5,411	4.1%
Average items sold per transaction	3.3	3.8	-13.2%
Acquisition cost per new buyer	$60	$43	39.5%
Gross Margin $ per average order	$36	$50	-26.9%

(1) Wholesale merchandise sales and Modnique.com sales are included in the sales metrics

In the third quarter the Company saw increases in some of its key sales metrics due to the addition of revenues from Modnique.com. The average numbers of orders per day increased 12.7% to 1,614 from 1,432 a year ago. The number of new buyers increased 16.3% to 40,224 compared to 34,584 a year ago, and average items sold per day increased 4.1% to 5,631 in the third quarter 2011 from 5,411 in the prior year period.

General and administrative expenses for the third quarter 2011 decreased 3.4% to $4.8 million compared with $5.0 million in the third quarter of 2010. Sales and marketing expense for the third quarter 2011 were $2.4 million, compared with $1.5 million in the third quarter of 2010. The growth in sales and marketing expense for the quarter was primarily the result of increased marketing campaigns for both Modnique and Bidz.com. Total operating expenses in the third quarter 2011 were $7.4 million compared with $6.6 million in the prior year period.

Net loss for the third quarter of 2011 was ($1.5 million), or ($0.08) per fully diluted share, on 19.4 million weighted average diluted shares outstanding.  This is compared to net loss of ($614,000), or ($0.03) per fully diluted share, on 20.0 million weighted average diluted shares outstanding in the same period of 2010.

The Company recorded an income tax benefit of $1.1 million during the third quarter 2011, by applying current losses to 2009 income; this is compared with an income tax benefit of $421,000 in the prior year period, with an effective tax rate of 44.0% and 40.7%, respectively.

The Company ended the third quarter 2011 with $813,000 in cash and $22.1 million in working capital with a zero debt balance. The Company believes that cash currently on hand and cash flows from operations will be sufficient sources of capital to continue funding its operations for the foreseeable future.

Investor Conference Call

Bidz.com has decided that it will not conduct an earnings conference call for the third quarter ending September 30, 2011. For further questions, please contact Andrew Greenebaum at andrewg@addocommunications.com.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping website, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and housewares and much more at price points up to 85% below traditional retail prices.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that if we do not become profitable and/or generate positive cash flows from operations and are unable to secure additional financing, we are at risk of continuing as a going concern; if our per share price trades below $1.00 per share for an extended period of time, we may be delisted from NASDAQ and trade on the Over-the-Counter Bulletin Board; adverse domestic and global economic conditions or the perception of said conditions may have adverse effects on our operating results and continue to adversely impact our business; our business may depend on our ability to successfully introduce and expand new product offerings, including those on modnique.com; repurchases of our common stock may not prove to be the best use of our cash resources; we have been and may continue to become the target of securities class actions suits and derivative suits which could result in substantial costs and divert management attention and resources; we may be at risk to accurately report financial results or detect fraud if we fail to maintain an effective system of internal controls; our branded inventory may be vulnerable to complaints of infringement on intellectual property rights; we must continue to generate a high volume of visitor traffic to our website and convert those visitors into buyers; we are subject to “prank” bidding; we may face increasing costs to acquire new customers; our results of operations will depend on factors such as our ability to attract customers to our website and offer attractive products; the ability to maintain profit levels while expanding international sales; our ability to satisfy customers; we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchased from our top two suppliers; we may give substantial deposits of inventory to our manufacturing vendors to produce finished jewelry products; competition from online auctioneers and other online companies with greater brand recognition may adversely affect our sales; because we carry our products in inventory, our net revenue and gross margin may decrease if we are unable to predict and plan for changes in consumer demand; we may be subject to a tax liability for past sales and our future sale may decrease if we are required to collect sale and use taxes on the products we sell; we rely on supplies and third-party carriers as part of our fulfillment process, and these third parties may fail to meet shipping schedules or requirements; increase in the cost of precious metals and precious and semi-precious stones would increase the cost of our jewelry products; the satisfactory  availability, performance, and reliability of our website, network infrastructure, and transaction processing systems are critical to our ability to attract, retain, and service customers; our business and results of operations would be harmed in the event of any failure of our auction and bidding systems hardware, which is located at a single third-party co-locations facility, or any failure of our fulfillment and administrative hardware; our failure to protect confidential information of our customers and our network against security breaches could damage our reputation and substantially harm our business and results of operations; we are vulnerable to fraudulent activities on our website, including unauthorized use of customer information and identity theft by third parties; our network security measures to prevent third parties from penetrating our network and improperly accessing our customers’ personal information or credit card information may not be successful; our ability to grow our business will be impaired by delays, interruptions, or failures of the Internet; we depend on the continued acceptance of online commerce, and our business will be substantially impaired if the growth of online commerce slows or does not grow as expected; increased product returns and the failure to predict product returns could substantially harm our business and results of operations; our inventory is vulnerable to damage or loss caused by fire, flood, earthquakes, and similar events, and we face the risk of theft of our products from inventory or during shipment; increases in credit card processing fees could increase our costs; we may default on our obligations, if we are unable to generate sufficient cash through sales in a timely manner; seasonal fluctuations in our net revenue could cause our quarterly results to fluctuate and cause our results of operations to be below expectations; sales in prior periods may not be indicative of our future sales; descriptions of our merchandise are not guarantees and may confuse, mislead, or disappoint our customers; we may unknowingly be involved in “conflict” diamond purchases that result in a negative public relationship impact; we may not be able to maintain our domain name uniqueness; we may be subject to assertions by third parties for infringement on their intellectual property rights; we may be unable to protect or enforce our own intellectual property rights adequately, and we may become subject to intellectual property litigation; we may be unable to enforce protection of our intellectual property rights under the laws of other countries; various legal rules and regulations related to privacy and the collection, dissemination, and security of personal information may adversely affect our marketing efforts; we may be subject to regulations governing the conduct and liability of auctioneers, which could affect the way in which we conduct our business or otherwise increase our cost of doing business; we are subject to regulations relating to consumer privacy, which could increase the cost of our doing business, expose us to litigation costs, increase our service or delivery costs, and otherwise harm our business; and new and existing regulations could harm our business. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

IR Contact:
Addo Communications, Inc.
Andrew Greenebaum, (310) 829-5400
andrewg@addocommunications.com

Tables to follow

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Bidz.com, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	September 30,
	2010 (1)	2011
		(Unaudited)
Assets
Current assets:
Cash	$8,074	$813
Accounts receivable	682	1,295
Inventories, net of reserves of $1,694 and $1,371 at December 31, 2010 and September 30, 2011, respectively	32,136	34,670
Other receivables (includes related party amounts of $363 and $306 at December 31, 2010 and September 30, 2011, respectively)	1,824	996
Current portion of deferred tax assets	2,516	—
Other current assets	673	2,736
Total current assets	45,905	40,510
Long term deferred tax assets	662	—
Property and equipment, net	637	470
Intangible asset, net	235	321
Deposits	157	157
Total assets	$47,596	$41,458

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (includes related party amounts of $3,119 and $2,691 at December 31, 2010 and September 30, 2011, respectively)	$14,188	$14,731
Accrued expenses	2,494	2,606
Deferred revenue	1,521	1,023
Total current liabilities	18,203	18,360

Contingencies

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2010 and September 30, 2011, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued 19,708,991 and 19,387,789 and outstanding 19,379,177 and 19,386,539 at December 31, 2010 and September 30, 2011, respectively	20	19
Additional paid in capital	18,202	18,843
Shares held in treasury, at cost; 175,814 and 0 shares at December 31, 2010 and September 30, 2011, respectively	(212)	—
Accumulated earnings	11,383	4,236
Total stockholders’ equity	29,393	23,098

	$47,596	$41,458

Bidz.com, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011

Net revenue:
Merchandise sales	$20,680	$18,725	$70,853	$60,152
Wholesale merchandise sales (includes related party amounts of $944 and $891 for the three months ended September 30, 2010 and 2011, respectively, and $3,482 and $2,867 for the nine months ended September 30, 2010 and 2011, respectively)	1,064	1,432	4,651	4,671
Other revenue	72	109	224	379
	21,816	20,266	75,728	65,202
Cost of revenue	16,211	15,507	56,772	48,943
Gross Profit	5,605	4,759	18,956	16,259
Operating expenses:
General and administrative	5,010	4,841	15,847	15,747
Sales and marketing	1,479	2,402	4,512	6,260
Depreciation and amortization	151	124	540	375
Total operating expenses	6,640	7,367	20,899	22,382
Loss from operations	(1,035)	(2,608)	(1,943)	(6,123)
Other expense - interest (expense)	—	—	(11)	—
Loss before income tax benefit (expense)	(1,035)	(2,608)	(1,954)	(6,123)
Income tax benefit (expense)	421	1,148	576	(1,024)
Net Loss	$(614)	$(1,460)	$(1,378)	$(7,147)

Net loss per share available to common shareholders — basic and diluted	$(0.03)	$(0.08)	$(0.06)	$(0.37)
Weighted average number of shares outstanding — basic and diluted	20,042,390	19,386,539	21,270,002	19,441,417

Bidz.com, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2010	2011
Cash flows provided by (used for) operating activities:
Net loss	$(1,378)	$(7,147)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	540	376
Stock-based compensation	771	575
Loss on disposal of property and equipment	38	—
Deferred taxes	(1,533)	3,178
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(827)	(613)
Inventories	8,768	(2,534)
Other receivables	(230)	1,204
Other current assets	2,392	(2,063)
Deposits	(30)	—
Increase (decrease) in liabilities:
Accounts payable	712	543
Accrued expenses	(442)	112
Deferred revenue	1,250	(498)
Net cash provided by (used for) operating activities	10,031	(6,867)

Cash flows used for investing activities:
Capital expenditures	(102)	(295)
Net cash used for investing activities	(102)	(295)

Cash flows used for financing activities:
Revolving credit line	(2,898)	—
Repurchase of common stock from net vesting of restricted shares	(164)	(91)
Tax benefit from stock based compensation	—	(8)
Purchase of treasury stock	(2,515)	—
Net cash used for financing activities	(5,577)	(99)

Net increase (decrease) in cash	4,352	(7,261)
Cash, beginning of period	1,121	8,074
Cash, end of period	$5,473	$813

Supplemental disclosure of cash flow information:
Interest paid	$11	$—
Supplemental disclosure of non-cash investing and financing activities:
Retirement of treasury shares	$2,392	$212
Retirement of property and equipment	$114	$—